Exhibit 99.1

Pyramid Breweries Inc. Reports Double Digit Volume Growth in Third Quarter


    SEATTLE--(BUSINESS WIRE)--Nov. 10, 2006--Pyramid Breweries Inc. ("the Company") (NASDAQ:PMID), today announced results for the third quarter ended September 30, 2006. Gross sales for the quarter were $15.8 million, representing a 10% increase over gross sales for the third quarter of 2005. This growth resulted primarily from increased shipment volume of 16% in the core Pyramid brand family, comprised mainly of Hefe Weizen and Apricot Weizen beers. The volume jump, excluding the one-time impact of the $700,000 excise tax assessment from the federal Alcohol and Tobacco Tax and Trade Bureau ("TTB") in the third quarter of 2006 and the $415,000 gain on the sale of the brewery equipment in the third quarter of 2005, contributed to a $1.1 million, or 37% improvement in pro forma gross margin. Net income for the quarter was $130,000, or $0.01 per diluted share, compared to $439,000 or $0.05 per diluted share a year ago. Excluding the impact of the $700,000 TTB excise tax assessment and the $415,000 gain on the sale of the brewery equipment, net income on a pro forma basis for the quarter was $830,000 compared to pro forma net income of $24,000 for the third quarter in 2005.

    "Our Pyramid brand family volume increase of 16% for the third quarter compared to the third quarter a year ago, and 21% volume growth year-to-date over the last year is especially encouraging since we exceeded a very strong year in 2005," stated Scott Barnum, CEO. "With the TTB settlement behind us, we are eager to build on the momentum generated by our consumers' preference for our award winning beers".

    Financial Highlights - Third Quarter 2006 Compared to Third
Quarter 2005:

    Beverage Division:

    --  Gross sales increased 15% to $11.6 million.

    -- Operating income, including selling expense, decreased 8% to $1.5 million.

    --  Shipments for the quarter increased 9% to 70,000 barrels.

        -- Pyramid brand family shipments were up 16% to 44,000 barrels.

        -- Other non-core beer brand shipments were down 20% to 8,800 barrels. The Company eliminated a number of underperforming product styles, primarily relating to MacTarnahan's and non-core beer brands, which accounted for over 1,100 barrels in the third quarter of 2005, or 56% of the non-core brand shipment decrease.

        --  Soda shipments increased 11% to 14,700 barrels.

    Alehouse Division:

    --  Gross sales decreased 1% to $4.1 million.

    -- Gross Margin increased 33% to $407,000. The Seattle and Walnut Creek alehouses contributed to the increase in gross margin offset by declines at the Berkeley, Portland and Sacramento alehouses due to fewer guest visits.

    Cash and cash equivalents and accounts receivable: Cash and cash equivalents and accounts receivable totaled $4.0 million as of September 30, 2006, an increase of $759,000 from December 31, 2005.

    Significant Events:

    As previously reported by the Company in its Current Reports on Form 8-K filed with the SEC on February 17, 2006, July 21, 2006, and October 4, 2006 and in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006, certain federal excise tax returns and related operations of the Company were recently audited by the TTB. The TTB audit was completed in the second quarter of 2006, and the TTB's findings were presented to the Company. Among other things, the TTB reviewed the Company's contract brewing arrangement with Portland Brewing Company ("Portland Brewing"). At the conclusion of the audit, the TTB asserted that the Company, not Portland Brewing, had legal control of the Portland brewery facility for purposes of the federal excise tax laws and consequently had underpaid federal excise taxes on beer produced at that facility during the period January 1, 2005 through May 31, 2006. The TTB also concluded that since Portland Brewing was not the legal brewer at the Portland brewery facility, it had overpaid federal excise taxes on beer produced at the facility. Based on its findings in the audit, the TTB issued the Company a notice of proposed assessment asserting that the Company owed a total of approximately $2.1 million in excise taxes and interest for that period, which did not take into account the approximately $1 million in excise taxes paid by Portland Brewing on beer produced at the Portland brewery facility during the same period.

    Since receiving the notice of proposed assessment, the Company has engaged in discussions with the TTB relating to a possible compromise of the assessment and also voluntarily began to pay federal excise taxes on beer produced at the Portland brewery facility as if the Company were the legal brewer at that facility (i.e., at a higher average rate per barrel). As a result of its discussions with the TTB, the Company has reached a preliminary agreement with the TTB that it will pay $700,000 to resolve all issues arising from the audit, including the federal tax assessment for the period at issue, which includes a credit for the excise taxes previously paid by Portland Brewing for the period at issue due to Portland Brewing's waiver of its right to receive a refund of those excise tax payments. Under the terms of the preliminary agreement, the Company will be obligated to make an initial payment of $50,000, and the balance will be payable in monthly installments of principal and interest for a period of three years, at a variable interest rate that is currently estimated at 8%. The Company anticipates this preliminary agreement will be finalized once the TTB has issued the Company a final assessment and the Company makes an offer in compromise to settle on the terms described herein.

    The Company has recognized the $700,000 assessment as a charge to earnings for the quarter ended September 30, 2006. The Company anticipates that its current operating cash flows and other sources of liquidity will be sufficient to enable it to satisfy the payment terms described above.

    For further information, readers are encouraged to review the Forms 8-K, which are available on the SEC's EDGAR database at www.sec.gov.

    Business Outlook:

    "We continue to outperform the craft beer category with our core Pyramid brand, led by our flagship Hefe Weizen which has had year to date volume growth of 18%," added Barnum. "I am encouraged by the craft category dynamics and the solid growth of our beer business, both of which are helping us to materially improve our financial performance and outlook."

    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid, MacTarnahan's and Thomas Kemper brand names and a line of six premium sodas produced under the Thomas Kemper Soda Company brand name. The company owns two alehouse restaurants adjacent to its full-production breweries under the Pyramid Alehouse and MacTarnahan Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    -- inability of the Company to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure by us or third-party brewers with whom we contract to perform under our agreements.

    More information regarding factors which could impact future results is included in our Annual Report on Form 10-K for the year-ended December 31, 2005 filed on March 31, 2006 and our Current Reports on Form 8-K filed February 17, 2006, July 21, 2006 and October 4, 2006. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.

    This press release contains non-GAAP (Generally Accepted Accounting Principles) financial measures including pro forma gross margin and net income (loss), which management believes are useful in comparing the Company's operating performance during the most recent quarter and year to date periods to the comparable periods in the prior year due to the one-time impact of the excise tax settlement and gain on the sale of the brewery equipment. However, it is not a substitute for net income (loss) or operating measures calculated in accordance with GAAP. For a reconciliation of this non-GAAP financial measure to its most comparable measure calculated in accordance with GAAP, see the attached Reconciliation of Non-GAAP Financial Measures.


                        Pyramid Breweries Inc.
                       Selected Operating Data
                             (unaudited)
             (dollars in thousands except per share data)

                                        Three months ended September
                                                     30,
                                       -------------------------------
                                                 % of            % of
                                                 Net             Net
                                        2006     Sales  2005     Sales
                                       -------- ------ -------- ------
Gross sales                            $15,777         $14,284
 Less excise taxes                       1,675             758
                                       --------        --------
Net sales                               14,102  100.0%  13,526  100.0%
Cost of sales                           10,769   76.4%  10,172   75.2%
                                       -------- ------ -------- ------
 Gross margin                            3,333   23.6%   3,354   24.8%
Selling, general and administrative
 expenses                                3,230   22.9%   2,910   21.5%
                                       -------- ------ -------- ------
Operating income                           103    0.7%     444    3.3%
Other income (expense), net                 28    0.2%      (4)   0.0%
                                       -------- ------ -------- ------
Income before income taxes                 131    0.9%     440    3.3%
Provision for income taxes                  (1)     -       (1)     -
                                       -------- ------ -------- ------
Net income                                $130    0.9%    $439    3.3%
                                       ======== ====== ======== ======

Basic and diluted earnings per share     $0.01           $0.05
Weighted average basic shares
 outstanding                             8,925           8,799
Weighted average diluted shares
 outstanding                             8,981           9,156

Barrels shipped:
Beer                                    55,300          51,200
Soda                                    14,700          13,300
                                       --------        --------
Total                                   70,000          64,500
                                       ========        ========


                                       Nine months ended September 30,
                                       -------------------------------
                                                 % of            % of
                                                 Net             Net
                                        2006     Sales  2005     Sales
                                       -------- ------ -------- ------
Gross sales                            $41,859         $38,454
 Less excise taxes                       3,162           2,007
                                       --------        --------
Net sales                               38,697  100.0%  36,447  100.0%
Cost of sales                           29,276   75.7%  28,593   78.5%
                                       -------- ------ -------- ------
 Gross margin                            9,421   24.3%   7,854   21.5%
Selling, general and administrative
 expenses                                9,649   24.9%   8,299   22.7%
                                       -------- ------ -------- ------
Operating loss                            (228) (0.6%)    (445) (1.2%)
Other expense, net                        (114) (0.3%)     (75) (0.2%)
                                       -------- ------ -------- ------
Loss before income taxes                  (342) (0.9%)    (520) (1.4%)
Provision for income taxes                  (6)     -       (4)     -
                                       -------- ------ -------- ------
Net loss                                 $(348) (0.9%)   $(524) (1.4%)
                                       ======== ====== ======== ======

Basic and diluted net loss per share    ($0.04)         ($0.06)
Weighted average basic and diluted
 shares outstanding                      8,851           8,790

Barrels shipped:
Beer                                   149,900         138,400
Soda                                    36,600          36,700
                                       --------        --------
Total                                  186,500         175,100
                                       ========        ========


                        Pyramid Breweries Inc.
                     Selected Balance Sheet Data
                             (unaudited)
                        (dollars in thousands)

                                                    September December
                                                       30,       31,
                                                      2006     2005
                                                    --------- --------
                       ASSETS
Current Assets:
 Cash and cash equivalents                              $203     $416
 Other current assets                                  6,933    5,395
Fixed assets, net                                     26,711   26,666
Other non-current assets                               1,790    1,426
                                                    --------- --------
 Total assets                                        $35,637  $33,903
                                                    ========= ========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                   $7,649   $6,783
Long-term debt                                         8,181    7,671
Non-current liabilities                                  984      538

Total stockholders' equity                            18,823   18,911

 Total liabilities and stockholders' equity          $35,637  $33,903
                                                    ========= ========


                        Pyramid Breweries Inc.
                       Selected Cash Flow Data
                             (unaudited)
                        (dollars in thousands)

                                                         Nine months
                                                             ended
                                                           September
                                                              30,
                                                         -------------
                                                          2006   2005
                                                         ------ ------
Net loss                                                 $(348) $(524)
 Depreciation and amortization                           1,817  2,050
 Stock-based compensation                                  240     48
 Loss (gain) on disposal of fixed assets                     7   (415)
 Deferred rent                                             (56)   (51)
 Changes in operating assets and liabilities              (918)  (465)
                                                         ------ ------
 Net cash provided by operating activities                 742    643
 Net cash used in investing activities                    (725)   (32)
 Net cash used in financing activities                    (230)  (611)
                                                         ------ ------
Decrease in cash and cash equivalents                     (213)     -
Cash and cash equivalents at beginning of period           416      -
                                                         ------ ------
Cash and cash equivalents at end of period                $203     $-
                                                         ====== ======


                        Pyramid Breweries Inc.
            Reconciliation for Non-GAAP Financial Measures
                             (unaudited)
                        (dollars in thousands)

1. Reconciliation of pro forma:
                                                        Three months
                                                            ended
                                                        September 30,
                                                       ---------------
Gross Margin                                             2006    2005
                                                       ------- -------
Gross margin as reported                               $3,333  $3,354
Excise tax assessment                                     700       -
Gain on brewery equipment                                   -    (415)
                                                       ------- -------
Pro forma gross margin                                 $4,033  $2,939
                                                       ======= =======

Net Income
Net income as reported                                   $130    $439
Excise tax assessment                                     700       -
Gain on brewery equipment                                   -    (415)
                                                       ------- -------
Pro forma net income                                     $830     $24
                                                       ======= =======


2. Reconciliation of pro forma:
                                                        Nine months
                                                       ended September
                                                             30,
                                                      ----------------
Gross Margin                                             2006    2005
                                                      -------- -------
Gross margin as reported                               $9,421  $7,854
Excise tax assessment                                     700       -
Gain on brewery equipment                                   -    (415)
                                                      -------- -------
Pro forma gross margin                                $10,121  $7,439
                                                      ======== =======

Net Income (Loss)
Net loss as reported                                    $(348)  $(524)
Excise tax assessment                                     700       -
Gain on brewery equipment                                   -    (415)
                                                      -------- -------
Pro forma net income (loss)                              $352   $(939)
                                                      ======== =======

    CONTACT: Pyramid Breweries Inc.
             Michael O'Brien, Chief Financial Officer & Vice
             President of Finance, 206-682-8322